     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 23, 1999
                                                   REGISTRATION NO. 333-

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                --------------

                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                --------------

                           COMPASS BANCSHARES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  DELAWARE                             63-0593897
        (State or other jurisdiction of             (I.R.S. Employer
        incorporation or organization)              Identification No.)

                             15 SOUTH 20TH STREET
                          BIRMINGHAM, ALABAMA  35233
                                (205) 933-3000
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                                --------------
                           JERRY W. POWELL, ESQUIRE
                                GENERAL COUNSEL
                           COMPASS BANCSHARES, INC.
                             15 SOUTH 20TH STREET
                           BIRMINGHAM, ALABAMA 35233
                                (205) 933-3000
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                                --------------
       Approximate date of commencement of proposed sale to the public:
    FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                                --------------
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                --------------

                                        CALCULATION OF REGISTRATION FEE
==============================================================================================================
                                                         PROPOSED             PROPOSED
      TITLE OF EACH CLASS              AMOUNT            MAXIMUM              MAXIMUM
        OF SECURITIES                  TO BE          OFFERING PRICE         AGGREGATE           AMOUNT OF
       TO BE REGISTERED              REGISTERED         PER UNIT(1)      OFFERING PRICE (1)   REGISTRATION FEE
COMMON STOCK, $2.00 PAR VALUE     375,000  SHARES        $26.4375           $9,914,063              $2,757
==============================================================================================================

(1) ESTIMATED SOLELY FOR THE PURPOSE OF CALCULATING THE REGISTRATION FEE PURSUANT TO RULE 457(c) ON THE BASIS OF THE AVERAGE OF THE HIGH AND LOW SALES PRICES REPORTED THROUGH THE NASDAQ NATIONAL MARKET SYSTEM ON JUNE 17, 1999.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                                  PROSPECTUS

                                375,000 SHARES

                           COMPASS BANCSHARES, INC.
                             15 SOUTH 20TH STREET
                          BIRMINGHAM, ALABAMA  35223
                                (205) 993-3000

                                 COMMON STOCK

                               ----------------

     This prospectus relates to the resale of 375,000 shares of common stock of Compass Bancshares, Inc., a Delaware corporation, offered for the account of certain selling stockholders.

     Sales of our common stock by the selling stockholder may be effected from time to time in one or more transactions through the NASDAQ National Market System or any other exchange on which our common stock is admitted for trading at prevailing market prices, at prices related to prevailing market prices or at negotiated prices. The selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended.

     We will not receive any proceeds from any resale of our common stock by the selling stockholders.

     Shares of our common stock are listed for trading on the NASDAQ National Market System under the symbol "CBSS." On June 17, 1999, the closing sales price of our common stock was $26 7/16.


                               ----------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------



                 THE DATE OF THIS PROSPECTUS IS JUNE   , 1999.

                             AVAILABLE INFORMATION

     We file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy any document we file at the Commission's public reference rooms located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the public reference facilities in the New York Regional Office, 13th Floor, Seven World Trade Center, New York, New York 10048, and the Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room and their copy charges. You may also write the Commission at Public Reference Branch, 450 Fifth Street, N.W. Washington, D.C. 20549. Our Commission filings are also available to the public from the Commission's web site at http://www.sec.gov.

     We have filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the common stock, par value $2.00 per share ("Common Stock"), offered by this Prospectus. For further information about us and the offering, you should refer to our Registration Statement and its exhibits. Since this Prospectus may not contain all the information that you may find important, you should review the full text of the documents included or incorporated by reference in the registration statement. You should rely only on the information contained or incorporated by reference in this Prospectus.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by us with the Commission are incorporated herein by reference:

     (1) Our Annual Report on Form 10-K for the year ended December 31, 1998 (File No. 0-6032);

     (2) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 (File No. 0-6032);

     (3) Our Proxy Statement dated March 30, 1999, relating to our annual meeting of stockholders held on April 26, 1999 (File No. 0-6032);

     (4) Our Current Report on Form 8-K filed March 25, 1999 (File No. 0-6032); and

     (5) The description of our Common Stock contained in our Proxy Statement dated April 16, 1982, relating to our Annual Meeting held May 17, 1982 (File No. 0-6032).

     All documents filed by us subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in this Prospectus, in a supplement to this Prospectus, or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed supplement to this Prospectus or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded.

     You may request a copy of any filings referenced above, excluding exhibits, at no cost by contacting the Controller of Compass Bancshares at 15 South 20th Street, Birmingham, Alabama 35223 (telephone no. (205) 558-5740).

                                USE OF PROCEEDS

     Compass Bancshares, Inc. (the "Company") will not receive any of the proceeds from the sale of the shares (the "Shares") of the Company's Common Stock by the holder thereof (the "Selling Stockholder").


                              SELLING STOCKHOLDER

     The Selling Stockholder is a former stockholder of Albrecht & Associates, Inc., a Texas corporation ("Albrecht"). The Selling Stockholder acquired the Shares in connection with the merger of Albrecht with and into Albrecht & Associates of Delaware, Inc., a wholly owned subsidiary of the Company, on December 9, 1998, pursuant to an Agreement and Plan of Merger dated as of August 3, 1998, as amended, between the Company and Albrecht (the "Merger Agreement"). In connection with the Merger Agreement, the Company and the Selling Stockholder entered in to a Rights Agreement dated as of December 9, 1998 (the "Rights Agreement"), pursuant to which the Company agreed to use its best efforts to register the Shares under the Securities Act promptly following receipt of the Selling Stockholder's request to do so and to bear the expenses of registration of the Shares. The Selling Stockholder will bear any fees and disbursements of counsel of the Selling Stockholder and any discounts, selling commissions or other selling expenses allocable to sales of the Shares by the Selling Stockholder. The offering of the Shares in accordance with this Prospectus is made pursuant to the exercise by the Selling Stockholder of his rights under the Rights Agreement.

     The table below sets forth the name of the Selling Stockholder, the number
of shares of Common Stock owned by the Selling Stockholder as of June   , 1999,
the number of shares which may be offered by the Selling Stockholder pursuant to this Prospectus and the number of shares of Common Stock to be owned by the Selling Stockholder upon completion of the offering assuming that all of the Shares are sold and no other shares of Common Stock are acquired by the Selling
Stockholder between June   , 1999, and the date of the completion of the
offering. All share amounts reflect the Company's three-for-two stock split made on April 2, 1999 to stockholders of record as of March 15, 1999. Any or all of the shares listed below may be offered for sale by the Selling Stockholder from time to time.

                            Amount of       Amount of        Amount of
                           Securities      Securities      Securities to
                          beneficially     offered for    be beneficially     Percentage
                           owned prior       Selling           owned              of
Selling Stockholder      to offering (1)   Stockholder   after offering (2)     Class
----------------------------------------------------------------------------------------
Robert A. Albrecht         375,000          375,000             -0-              -0-
                        --------------  ---------------  -----------------  ------------
     Total                 375,000          375,000             -0-              -0-
                        ==============  ===============  =================  ============

(1) To the knowledge of the Company, the person named in the table has sole voting and sole investment power with respect to all shares of Common Stock beneficially owned, subject to community property laws where applicable.

(2) Assumes that all Shares offered hereby by the Selling Stockholder are actually sold and no other shares of Common Stock are acquired by the Selling Stockholder.


                             PLAN OF DISTRIBUTION

     Sales of Shares by the Selling Stockholder may be effected from time to time in one or more transactions through the NASDAQ National Market System or any other exchange on which the Common Stock may be admitted for trading pursuant to and in accordance with the applicable rules thereof, in block transactions, negotiated transactions or a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     The Selling Stockholder may effect such transactions by selling shares of Common Stock to or through broker-dealers, and such broker-dealers may sell the shares of Common

Stock as agent or may purchase such shares of Common Stock as principal and resell them for their own account pursuant to this Prospectus. Such broker-dealers may receive compensation in the form of underwriting documents, concessions or commissions from the Selling Stockholder and/or purchasers of shares of Common Stock from whom they may act as agent (which compensation may be in excess of customary commissions).

     The Company has informed the Selling Stockholder that the antimanipulative rules under the Exchange Act of 1934, as amended (the "Exchange Act") (Rules 10b-6 and 10b-7) may apply to his shares of Common Stock offered by this Prospectus in the market. Also, the Company has informed the Selling Stockholder of the need for delivery of copies of the Prospectus in connection with any sale of securities registered hereunder in accordance with applicable prospectus delivery requirements.

     In connection with such sales, the Selling Stockholder and any participating brokers or dealers may be deemed to be "underwriters" as defined in the Securities Act and any profit on the sale by them of the shares of Common Stock offered by this Prospectus and any discounts and commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act. In addition, any of the shares of Common Stock that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

     The Company will not receive any of the proceeds from the sale by the Selling Stockholder of the shares of Common Stock offered by this Prospectus. Certain of the fees and expenses of this Registration Statement will be borne by the Company. See "Selling Stockholder."

     In order to comply with certain state securities laws, if applicable, the shares of Common Stock offered by this Prospectus will not be sold in a particular state unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with, and, if so required, will only be sold in that state through registered or licensed brokers or dealers.

     The shares of Common Stock originally issued by the Company to the Selling Stockholder bear legends as to their restricted transferability. Upon the effectiveness of the Registration Statement of which this Prospectus is a part, and the transfer by the Selling Stockholder of any of the shares of Common Stock pursuant thereto, new certificates representing such shares will be issued to the transferee, free of any such legends unless otherwise required by law.


                                 LEGAL MATTERS

     Certain legal matters in connection with the Shares offered hereby will be passed upon for the Company by Jerry W. Powell, Esquire, General Counsel, Secretary and employee of the Company. As of April 30, 1999, Mr. Powell was the beneficial owner of an aggregate of approximately 98,420 shares of Common Stock and held options to acquire approximately 51,000 shares of Common Stock.


                                    EXPERTS

     The financial statements of the Company as of December 31, 1998 have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


                                INDEMNIFICATION

     The Company's By-Laws contain provisions similar to those of Section 145 of the Delaware General Corporation Law, which authorize the Company to indemnify its officers, directors, employees and agents to the full extent permitted by law.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses payable by the Company in connection with the offering described in this Registration Statement (other than underwriting discounts and commissions) are as follows:

SEC registration fee                                            $ 2,757
EDGAR and transmission expenses                                   1,800
Accounting fees and expenses                                      1,500
Legal fees and expenses                                           5,000
Miscellaneous                                                     1,000
                                                                -------
     Total                                                      $12,057
                                                                =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 17 of Article V of the Company's By-Laws provides in part as follows:

          Without limitation, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the full extent permitted by the General Corporation Law of Delaware, upon such determination having been made as to his good faith and conduct as is required by said General Corporation Law. Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding to the extent, if any, authorized by the Board of Directors in accordance with the provisions of said General Corporation Law, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation.

Under Section 145 of the Delaware General Corporation Law (the "GCL"), directors, advisory directors and officers of a Delaware corporation are entitled to indemnification permitted by the statute as provided in such corporation's certificate of incorporation, by-laws, resolutions and other proper action.

     In addition, Article 8 of Compass' Restated Certificate of Incorporation, as amended, provides:

          No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty of such director, except (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article 8 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

This provision is identical to, and is authorized by, 1986 amendments to the GCL, Section 102(b)(7).

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 16.  EXHIBITS.

   2.1 Agreement and Plan of Merger dated as of August 3, 1998 by and between Compass Bancshares, Inc. and Albrecht & Associates, Inc.

   2.2 Amendment to Agreement and Plan of Merger dated as of December 2, 1998 by and between Compass Bancshares, Inc., Albrecht & Associates, Inc. of Delaware, Inc. and Albrecht & Associates, Inc.

  *3.1 Restated Certificate of Incorporation of Compass Bancshares, Inc., dated May 17, 1982 (filed with the December 31, 1982 Form 10-K of Compass Bancshares, Inc. and incorporated herein by reference) (File No. 0-6032)

  *3.2 Certificate of Amendment, dated May 20, 1986, to Restated Certificate of Incorporation of Compass Bancshares, Inc. (filed as
            Exhibit 4(b) to Registration Statement on Form S-8, Registration No. 33-39095, and incorporated herein by reference) (File No. 0-6032)

  *3.3 Certificate of Amendment, dated May 15, 1987, to Restated Certificate of Incorporation of Compass Bancshares, Inc. (filed as
            Exhibit 3.1.2 to Post-Effective Amendment No. 1 to Registration Statement on Form S-4, Registration No. 33-10797, and incorporated herein by reference) (File No. 0-6032)

  *3.4 Certificate of Amendment, dated November 8, 1993, to the Restated Certificate of Incorporation of Compass Bancshares, Inc. (filed as
            Exhibit 3(d) to Registration Statement on Form S-4, Registration No. 33-51919, and incorporated herein by reference) (File No. 0-6032)

  *3.5 Certificate of Amendment, dated September 19, 1994, to Restated Certificate of Incorporation of Compass Bancshares, Inc. (filed as
            Exhibit 3.5 to Registration No. 33-55899, and incorporated herein by reference) (File No. 0-6032)

  *3.6 Certificate of Amendment, dated June 2, 1998, to Restated Certificate of Incorporation of Compass Bancshares, Inc. (filed as
            Exhibit 4.6 to Registration Statement on Form S-3, Reg. No. 333-60725, and incorporated herein by reference) (File No. 0-6032)

  *3.7 Bylaws of Compass Bancshares, Inc. (Amended and Restated as of March 15, 1982) (filed with the December 31, 1982 Form 10-K of Compass Bancshares, Inc. and incorporated herein by reference)
            (File No. 0-6032)

   4.1 Rights Agreement dated as of December 9, 1998 by and between Compass Bancshares, Inc. and Robert A. Albrecht

   5.1 Opinion and consent of Jerry W. Powell, Esquire, as to the legality of the securities being registered

  23.1      Consent of KPMG Peat Marwick, LLP

  23.2      Consent of Jerry W. Powell, Esquire (included in the opinion in
            Exhibit 5.1)

  24.1      Power of Attorney

  24.2      Resolutions of the Board of Directors of Compass Bancshares, Inc.

*Incorporated by reference.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         i) To include any prospectus required by section 10(a)(3) of the Securities Act;

         ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13(a) or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described under Item 15 above, or otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, the State of Alabama, on June 18, 1999.

                                 COMPASS BANCSHARES, INC.


                                 By: *
                                     ----------------------------------------
                                     D. Paul Jones, Jr., Director, Chairman
                                     and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                                  Title                     Date
---------                                                  -----                     ----
*                                                   Director, Chairman and        June 18, 1999
---------------------------------------             Chief Executive Officer
D. Paul Jones, Jr.


*                                                  Chief Financial Officer        June 18, 1999
---------------------------------------         (Principal Financial Officer)
Garrett R. Hegel


*                                                      Chief Accounting           June 18, 1999
---------------------------------------                    Officer
Timothy L. Journy


*                                                          Director               June 18, 1999
---------------------------------------
Charles W. Daniel


*                                                          Director               June 18, 1999
---------------------------------------
W. Eugene Davenport


*                                                          Director               June 18, 1999
---------------------------------------
Marshall Durbin, Jr.


*                                                          Director               June 18, 1999
---------------------------------------
Tranum Fitzpatrick


*                                                          Director               June 18, 1999
---------------------------------------
Carl J. Gessler, Jr., M.D.


*                                                          Director               June 18, 1999
---------------------------------------
John S. Stein


*                                                          Director               June 18, 1999
---------------------------------------
Robert J. Wright



* By: /s/ Daniel B. Graves
      ---------------------------------------
      (Daniel B. Graves, Attorney-in-Fact)